UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 15, 2007

ADC Telecommunications, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-1424	41-0743912
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13625 Technology Drive, Eden Prairie, Minnesota		55344
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952.938.8080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

As disclosed in our quarterly report on Form 10-Q for the third quarter of our 2007 fiscal year, the current overall credit concerns in capital markets may affect our ability to liquidate certain investments that we classify as available for sale securities on our balance sheet. We hold a variety of highly rated interest bearing auction rate securities that most often represent interests in pools of either interest bearing loans or dividend yielding preferred shares. These auction rate securities provide liquidity via an auction process that resets the applicable interest rate at predetermined calendar intervals, usually every 7, 28, 35 or 90 days. This mechanism allows existing investors either to rollover their holdings, whereby they would continue to own their respective interest in the auction rate security, or to gain immediate liquidity by selling such interests at par. For several months, certain of these auctions have not had sufficient bidders to allow investors to complete a sale, indicating that immediate liquidity at par is unavailable.

At the end of our third quarter for fiscal 2007, we identified approximately $149.0 million of auction rate securities for which there were insufficient bidders at the scheduled rollover dates and another approximately $21.3 million which we believed were at risk of having this occur. As of November 15, 2007 we hold investments subject to auction processes with insufficient bidders with a par value of $169.8 million. These investments represent all of our investments held in auction rate securities.

We are continuing to monitor and analyze our auction rate securities investments. Recently one of these investments with a par value of approximately $17 million was downgraded from a Aaa rating to a A2 rating by Moodys Investor Services. We are not aware of any other of our auction rate securities investments that have been downgraded to date. In light of developing circumstances, we are analyzing the extent to which the estimated market value of this investment may no longer approximate its par value. We have not finalized this analysis. Further, it is possible we will determine other of these investments no longer approximate their par value. If we determine one or more investments no longer approximates its par value, it is possible we will have to record (a) an unrealized loss in the other comprehensive income section of shareowners' investment in our balance sheet as of October 31, 2007, and/or (b) an other-than-temporary impairment charge. An unrealized loss would be recorded in other comprehensive income to the extent we determined the loss on an investment was only temporary in nature and determined that we have the ability to continue to hold the investment until a recovery in market values occurs. In such an event, an unrealized loss would not reduce our net income for the quarter and year ended October 31, 2007, because the loss would not be viewed as permanent. An other-than-temporary impairment charge would be recorded against net income to the extent we determine the loss in fair value of any of these investments is other than temporary.

We currently anticipate that our existing cash resources will be sufficient to meet our anticipated needs for working capital and capital expenditures to execute our current business plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADC Telecommunications, Inc.

November 15, 2007	By:	/s/ James G. Mathews

Name: James G. Mathews
Title: Vice President and Chief Financial Officer